Exhibit 10.35

BOOZ ALLEN HAMILTON INC.
NONQUALIFIED DEFERRED COMPENSATION PLAN
ARTICLE I
PURPOSE
The purpose of the Booz Allen Hamilton Inc. Nonqualified Deferred Compensation Plan is to enhance the ability of Booz Allen Hamilton Inc. to attract and retain employees by providing a select group of senior management and highly compensated employees of the Company and its Affiliates with an opportunity to defer receipt of certain compensation.
ARTICLE II
DEFINITIONS
2.1     “Account” means the bookkeeping account established by the Company for each Participant who elects to defer Eligible Compensation under Section 5.1 (or is credited with a Discretionary Contribution under Section 5.2 and 5.3), which may include subaccounts for different types of Eligible Compensation deferred and/or Discretionary Contributions, for amounts attributable to different Plan Years and/or for amounts payable at different times or in different forms.
2.2     “Affiliate” means (i) any person or entity that directly or indirectly controls, is controlled by or is under common control with the Company and/or (ii) to the extent provided by the Committee, any person or entity in which the Company has a significant interest. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise.
2.3    “Base Salary” means the regular annual base salary paid to a Participant for services to the Company or an Affiliate.
2.4    “Beneficiary” means the person or persons designated in writing by a Participant pursuant to Section 8.3(c).
2.5    “Board” means the Board of Directors of the Company.
2.6    “Bonus” means the cash bonus payable to a Participant under the Company’s annual incentive compensation plan in which the Participant is eligible to participate.
2.7    “Cause” means the Participant’s violation of any applicable Company policies or code of ethics.
2.8    “Change in Control” means “change in control event” within the meaning Treas. Reg §1.409A-3(i)(5) or any successor thereto.

2.9    “Claimant” means a Participant or Beneficiary who files a claim pursuant to Article XI.
2.10    “Code” means the Internal Revenue Code of 1986, as amended.
2.11    “Committee” means the persons or committee appointed by the Compensation Committee to administer the Plan as provided in Article III. The Committee shall have only those powers as are delegated to the Committee by the Board and/or Compensation Committee and all references to the Committee shall include the Board and/or the Compensation Committee to the extent the Board and/or Compensation have retained any authority or responsibility with respect to the administration of the Plan. All references to the Committee shall also include any other person or committee that the Committee has designated to carry out any of its responsibilities with respect to administration of the Plan as provided in Article III.
2.12    “Company” means Booz Allen Hamilton Inc., a Delaware corporation.
2.13    “Compensation Committee” means the Compensation Committee of the Board.
2.14    “Disability” or “Disabled” means that, as determined by the Committee in its sole discretion, the Participant (a) is unable to engage in any substantially gainful activity or (b) receiving income replacement benefits for a period of not less than 3 months under any disability or accident or health plan covering employees of the Company and Affiliates, in each case, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
2.15    “Discretionary Contribution” means the discretionary employer contributions, if any, credited to a Participant’s Account in the sole discretion of the Committee pursuant to Section 5.2.
2.16    “Eligible Compensation” means the types of compensation payable to a Participant which may be deferred under the Plan, as from time to time determined by the Committee in its sole discretion and may (but is not required to) include Bonus and/or Base Salary.
2.17    “Eligible Employee” means an employee of the Company or an Affiliate who is designated as being eligible to participate in the Plan in accordance with Article IV.
2.18    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
2.19    “Fiscal Year Compensation” means “fiscal year compensation” as defined under Treas. Reg §1.409A-2(a)(6) or any successor thereto.
2.20    “Investment Fund” means any of the notional investments as may be designated by the Committee from time to time for purposes of determining the increase or decrease in value of the Participants’ Accounts.

2.21    “Participant” means an Eligible Employee who becomes a participant in this Plan in accordance with Article IV.
2.22    “Performance-Based Compensation” means “performance-based compensation” as defined under Treas. Reg §1.409A-1(e) or any successor thereto.
2.23    “Plan” means the Booz Allen Hamilton Inc. Nonqualified Deferred Compensation Plan, as amended from time to time.
2.24    “Plan Year” means the calendar year.
2.25    “Separation from Service” means a “separation from service” within the meaning of section 409A of the Code and the regulations thereunder.
2.26    “Specified Employee” means a Participant who is a “specified employee,” within the meaning of section 409A of the Code and the regulations thereunder.
2.27    “Unforeseeable Emergency” means a severe financial hardship to a Participant resulting from (a) an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary or the Participant’s dependent (as defined in section 152 of the Code, without regard to section 152(b)(1), (b)(2) and (d)(1)(B) of the Code, (b) the loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, irrespective of whether caused by a natural disaster) or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.
ARTICLE III
ADMINISTRATION
The Plan shall be administered by the Committee. The Committee shall be appointed by, and serve at the pleasure of, the Board or the Compensation Committee. If no Committee has been appointed, the Compensation Committee shall serve as the Committee. The Committee shall have full authority and discretion to construe and interpret the terms and provisions of this Plan, which interpretations or construction shall be final and binding on all parties, including but not limited to the Company and any Participant or Beneficiary. The duties and the authority of the Committee shall include (i) interpretation of the provisions of the Plan, (ii) the adoption of any rules and regulations which may become necessary or advisable in the operation of the Plan, (iii) the making, in its sole discretion, of such determinations as may be permitted or required pursuant to the Plan, and (iv) the taking of such other actions as may be required for the proper administration of the Plan in accordance with its terms. Benefits under this Plan shall be paid only if the Committee decides, in its sole discretion, that the Participant, Beneficiary or other person is entitled to them. Any action taken by the Committee with respect to any one or more Participants shall not be binding on the Committee as to any action to be taken with respect to any other Participant. The Committee may designate any other person or committee, including employees of the Company, to carry out any of its responsibilities with respect to administration of the Plan. The Committee is authorized at the expense of the Company to employ such legal counsel or other advisors as it may deem advisable to assist in the performance of its duties hereunder.

ARTICLE IV
ELIGIBILITY AND PARTICIPATION
4.1    Eligibility. Eligible Employees shall consist of those management or highly-compensated employees of the Company or an Affiliate designated by the Committee and set forth in Exhibit I. The Committee may, from time to time, change which employees are Eligible Employees under the Plan and Exhibit I shall be revised accordingly.
4.2    Participation. An Eligible Employee shall become a Participant in the Plan by electing to make a deferral in accordance with Section 5.1 (or being credited with a Discretionary Contribution pursuant to Section 5.2). A Participant shall cease to be a Participant on the date his or her Account is fully distributed.
ARTICLE V
PARTICIPANT DEFERRALS AND EMPLOYER CONTRIBUTIONS
5.1    Elections to Defer Eligible Compensation.
(a)    Initial Deferral Election. An Eligible Employee may make an irrevocable election to defer Eligible Compensation subject to guidelines and limitations as determined by the Committee in its sole discretion. The Committee shall specify the types of Eligible Compensation from which an Eligible Employee may make a deferral election and, with respect to each such type of Eligible Compensation, the Committee shall prescribe the maximum percentage that may be deferred and the timing and manner in which such election shall be made (which may be different for different types of Eligible Compensation); provided, however, that except as otherwise provided under Section 5.1(b), (c) and (d), such election must be made no later than the first day of the Plan Year for which such Eligible Compensation would be earned.
(b)    Fiscal Year Compensation. Notwithstanding Section 5.1(a), elections to defer Eligible Compensation that constitutes Fiscal Year Compensation must be made no later than the last day of the Company’s fiscal year immediately preceding the first fiscal year in which services are performed relate to such Eligible Compensation.
(c)    Performance Based Compensation. Notwithstanding Section 5.1(a), elections to defer Eligible Compensation that constitutes Performance-Based Compensation that is based on services performed over a performance period of at least twelve (12) month must be made no later than six (6) months before the end of the applicable performance period, provided, that the Participant remains continuously employed from the later of the beginning of the applicable performance period or the date of the applicable performance criteria are established through the date of the election and provided further, that no election shall be permitted to be made after any performance-based compensation has become readily ascertainable.
(d)    Special Rule. Notwithstanding Section 5.1(a), (b) and (c), the Committee may permit a newly Eligible Employee to make an initial deferral election under this Section 5.1 within 30 calendar days of his or her initial eligibility to participate in this Plan (i.e., the date of hire or promotion to an eligible position described in Exhibit I); provided, however, that in such event any deferral election made shall apply only to Eligible Compensation that is earned after the date of such election. Any election made to defer Bonus shall apply solely to that portion of the Bonus equal to the total Bonus multiplied by the ratio of the number of days remaining in the applicable bonus period subsequent to the date of such election over the total number of days in such bonus period. An Eligible Employee is not newly eligible if he or she was, at any time during the 24-month period ending on the date on which he or she became eligible to participate in this Plan, eligible to participate in this Plan or any other plan of the Company or an Affiliate that is required to be aggregated with this Plan under section 409A of the Code.
5.2    Discretionary Contributions. The Committee may, at any time and in its sole discretion, credit on behalf of one or more Participants a discretionary employer contribution. Discretionary employer contributions shall be or become vested in accordance with Section 7.2.
5.3    Crediting of Deferrals and Contributions. The Committee shall credit to the Account of each Participant the amount of the Eligible Compensation deferred and/or the amount of Discretionary Contributions to be credited on behalf of each Participant. Deferrals with respect to Eligible Compensation shall be credited as soon as administratively practicable following the date on which the Participant’s Eligible Compensation is reduced by the amount of such deferral. Discretionary Contributions shall be credited at such time as determined by the Committee in its sole discretion.
ARTICLE VI
DEEMED INVESTMENT OF ACCOUNTS
6.1    Participant Elections. Each Participant shall make an election, at the time and in the manner prescribed by the Committee, regarding the deemed investment of his or her Account among the Investment Funds made available by the Committee. If no such election is made, the Participant’s Account shall be deemed invested in a default Investment Fund selected by the Committee from time to time.
6.2    Investment Funds. The Committee shall determine the Investment Funds that are available for the deemed investment of Accounts. The Committee may alter, modify, eliminate or replace any Investment Fund at any time. Participants shall be allowed to select the Investment Funds in which their Accounts will be deemed invested, and the portion of each Account deemed invested in each selected Investment Funds at such times (which shall be at least annually) and in the manner prescribed by the Committee. The Company may invest Company assets, or establish a grantor trust to invest assets, in Investment Funds to provide for the payment of benefits under the Plan, but shall not be required to do so.
6.3    Valuation of Accounts. Unless otherwise determined by the Committee, each Account shall be adjusted no less frequently than quarterly to reflect the increases or decreases that the Accounts would have experienced had they actually been invested in the Investment Funds chosen by the applicable Participant (or in the default Investment Fund, if and as applicable).
ARTICLE VII
VESTING

7.1    Vesting in Deferrals. Participants shall be 100% vested at all times in his or her Account to the extent attributable to deferrals (and any earnings thereon) from Eligible Compensation.
7.2    Vesting in Discretionary Contributions. As of the date the Committee determines that a Discretionary Contribution shall be credited to a Participant’s Account, the Committee shall determine, in its sole discretion, the terms and conditions on which such Discretionary Contribution, and any earnings thereon, shall be or become vested (including the terms and conditions on which such Discretionary Contribution shall be or become vested in the event of a Change in Control).
7.3    Effect of Separation from Service. Except to the extent waived by the Committee, if a Participant incurs a Separation from Service, that portion of his or her Account in which the Participant has not yet vested as of the date of his or her Separation from Service shall thereupon be forfeited. Notwithstanding Section 7.1 and 7.2 above, if a Participant incurs a Separation from Service due to Cause, the entire portion of his or her Account, to the extent not yet distributed, shall be forfeited.
ARTICLE VIII
DISTRIBUTIONS
8.1    Distribution of Deferrals. Each Participant shall elect (a) the date on which amounts deferred pursuant to Section 5.1 and (b) the form in which distribution of such deferred amounts shall be paid or commence to be paid, in each case, as adjusted by any increases or decreases.
(a)    Payment Date. Distribution of a Participant’s Account attributable to amounts deferred pursuant to Section 5.1 (and any earnings thereon) shall be made or commence upon the earlier of (i) a distribution date specified by the Participant that is at least two (2) years after the date on which the final payment of the deferred amount would have been made to the Participant absent the deferral or (ii) the Participant’s Separation from Service.
(b)    Form of Distribution. A Participant may elect that amounts deferred be distributed in either (i) a lump sum payment or (ii) annual installments over a period to be determined by the Committee, not to exceed 20 years. Each installment shall be determined by dividing the value of the Participant’s Account as of the applicable valuation date by the number of remaining installments. For purposes of section 409A of the Code, the entitlement to a series of installment payments under the Plan shall be treated as the entitlement to a single payment as of the date the first installment is scheduled to be paid.
All distribution elections pursuant to this Section 8.1 shall be made at the time of making the initial deferral election under Section 5.1. Distributions shall be paid or begin within 90 days after the scheduled distribution date; provided that to the extent any amount is credited to the Participant’s Account after such 90 day period, any distributions of such amount that are otherwise payable prior to the date credited to the Participant’s Account shall be payable within 30 days after the date credited to the Participant’s Account. All distributions shall be paid in cash.

8.2    Special Distribution Provisions.
(a)    Default Distribution Election. If a Participant fails to make an election specifying the time or form in which all or any portion of the Participant’s Account will be paid, the Participant shall be deemed to have elected to receive (i) a lump sum distribution, if the Participant has failed to make an election specifying the form of payment, and (ii) a payment upon Separation from Service, if the Participant has failed to make an election specifying the time of payment.
(b)    Small Account. Notwithstanding a Participant’s election, if the value of the Participant’s Account under the Plan (and all plans required to be aggregated with the Plan under section 409A of the Code) is less than or equal to the applicable dollar amount under section 402(g)(1)(B) of the Code at any time on or after the date of the Participant’s Separation from Service, the Committee may provide that the recipient shall receive a distribution of the Participant’s Account in a single lump sum payment, provided the payment results in the termination and liquidation of the entirety of the Participant’s interest in the Plan (and all plans required to be aggregated with the Plan under section 409A of the Code).
(c)    Discretionary Contributions. At the time the Committee determines that a Discretionary Contribution will be credited to a Participant’s Account, the Committee shall specify the time and form of distribution of such Discretionary Contribution, as adjusted for any earnings or losses thereon. Alternatively, the Committee may require or permit the Participant to elect the time and form of such distribution in accordance with Section 8.1.
(d)    Specified Employee. Notwithstanding anything in this Plan to the contrary, if a distribution is to be made or commence upon the Separation of Service of a Specified Employee, no portion of such distribution shall be made or commence until after the six-month anniversary of the Participant’s Separation from Service (or, if earlier, the date of the Participant’s death). The aggregate amount of any payments which a Participant cannot receive. due to being a Specified Employee during such six-month period, shall be paid to the Participant in a lump sum during the seventh calendar month following the calendar month in which the Participant’s Separation from Service occurs.
(e)    Leave of Absence. For purposes of this Plan, a Participant shall not have a Separation from Service while the Participant is on military leave, sick leave or other bona fide leave of absence (such as temporary employment by the government) if such leave does not exceed 6 months (or if the leave exceeds 6 months, but the Participant’s right to reemployment is protected either by statute or contract). If the Participant’s leave exceeds 6 months and the right to reemployment is not protected by statute or contract, then the Participant shall be deemed to have a Separation from Service for purposes of this Plan as of the first day immediately following the end of the 6-month period.
(f)    Change in Control. In the event of a Change in Control, the Committee may in its discretion determine to terminate the Plan and provide that all Accounts under the Plan shall be distributed to Participants in accordance with section 409A of the Code; provided, that all plans required to be aggregated with the Plan under Treas. Reg. §1.409A-3(j)(4)(ix)(B) are also terminated and liquidated.

8.3    Death and Disability.
(a)    Death. Notwithstanding anything in this Article VIII to the contrary, in the case of the death of a Participant, either while employed by the Company or an Affiliate, or prior to distribution of the Participant’s entire Account, the Participant’s Account shall be distributed to the Participant’s Beneficiary in a lump sum payment as soon as administratively possible and in no event later than 90 days following the death of the Participant.
(b)    Disability. Notwithstanding anything in this Article VIII to the contrary, in the event a Participant’s Separation from Service is due to his or her Disability, the Participant’s Account shall be distributed to the Participant in a lump sum payment as soon as administratively possible following the date of the Participant’s Separation from Service and in no event later than 90 days following such date.
(c)    Designation of Beneficiary. A Participant may designate one or more Beneficiaries (who may be designated contingently or successively) in accordance with procedures established by the Committee to receive the benefits specified hereunder in the event of the Participant’s death. No beneficiary designation shall become effective until it is filed with the Committee at the time and in the manner prescribed by the Committee during the lifetime of the Participant and each designation will automatically revoke any prior designations by the same Participant. All Beneficiary designations shall be subject to applicable community property laws. If there is no such designation or if there is no surviving designated Beneficiary, then the Participant’s surviving spouse shall be the Beneficiary. If there is no surviving spouse to receive any benefits payable in accordance with the preceding sentence, the Participant’s estate shall be the Beneficiary.
8.4    Payments on Account of Failure to Comply with Section 409A of the Code. If any portion of the Participant’s Account that has not yet been distributed must be included in the Participant’s taxable income for a calendar year pursuant to section 409A of the Code, the Committee shall distribute the portion of the Account that has been included in the Participant’s taxable income as soon as administratively practicable.
8.5    Permitted Acceleration of Payment.  The Committee may permit acceleration of the time or schedule of any payment or amount scheduled to be paid pursuant to a payment under the Plan provided such acceleration is also permitted by the provisions of Treas. Reg. §1.409A-3(j)(4), including, but not limited to, the following events:
(a)    Domestic Relations Order.  A payment may be accelerated if such payment is made to an alternate payee pursuant to and following the receipt and qualification of a domestic relations order as defined in section 414(p) of the Code.
(b)    Compliance with Ethics Agreements and Legal Requirements.  A payment may be accelerated as may be necessary to comply with ethics agreements with the federal government or as may be reasonably necessary to avoid the violation of federal, state, local or bona fide foreign ethics law or conflicts of interest laws, in accordance with the requirements of section 409A of the Code and the Treasury regulations thereunder.
8.6    Unforeseeable Emergency.

(a)    In General. A Participant may request a withdrawal all or a portion of his or her Account for an Unforeseeable Emergency. In the event that the Committee approves a withdrawal due to an Unforeseeable Emergency, the amounts distributed with respect to an Unforeseeable Emergency may not exceed the amounts necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent that the liquidation of such assets would not itself cause severe financial hardship) or by cessation of deferrals under the Plan. Payments made upon an Unforeseeable Emergency shall be made to the Participant in a lump sum payment as soon as practicable following such approval, but in no event later than ninety (90) days after the occurrence of the Unforeseeable Emergency.
(b)    Coordination with Employees’ Capital Accumulation Plan. Except as other permitted under section 409A of the Code, a Participant shall be required to take any available hardship withdrawals from the Company’s Employees’ Capital Accumulation Plan (the “401(k) Plan”) before being eligible to receive a withdrawal under this Section 8.6.
ARTICLE IX
AMENDMENT AND TERMINATION
The Board or the Compensation Committee may, at its sole discretion, amend or terminate the Plan at any time provided that the amendment or termination shall not decrease the amounts credited to a Participant’s Account as of such amendment or termination. Upon termination of the Plan, Participants’ Accounts shall be distributed in accordance with Article VIII unless the Board or the Compensation Committee determines in its sole discretion that all such amounts shall be distributed upon termination of the Plan in accordance with the requirements of section 409A of the Code and the regulations thereunder.
ARTICLE X
MISCELLANEOUS
10.1    Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company. No assets of the Company shall be held in any way as security for the fulfilling of the obligations of the Company under this Plan. Any and all of the Company’s assets shall be, and remain, the general unpledged, unrestricted assets of the Company. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors. It is the intention of the Company that this Plan be unfunded for purposes of the Code and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.
10.2    Non-assignability. Neither a Participant nor a Beneficiary may voluntarily or involuntarily anticipate, assign, or alienate (either at law or in equity) any benefit under the Plan, and the Committee shall not recognize any such anticipation, assignment, or alienation. Furthermore, a benefit under the Plan shall not be subject to attachment, garnishment, levy, execution, or other legal or equitable process. Any attempted sale, conveyance, transfer, assignment, pledge or encumbrance of the rights, interests, or benefits provided pursuant to the terms of the Plan or the levy of any attachment or similar process thereupon, shall be null and void and without effect.
10.3    Taxes. Except as otherwise permitted by the Committee, the Participant’s share of any applicable withholding taxes owed on Eligible Compensation that the Participant elects to defer (or Discretionary Contributions credited to a Participant’s Account) shall be deducted from other compensation payable to the Participant. The Company shall deduct from all payments made under this Plan all applicable federal or state taxes required by law to be withheld. The Company also may, to the extent permitted under section 409A of the Code, reduce a Participant’s Account balance to provide for the withholding of employment taxes pursuant to section 3121(v) of the Code prior to the distribution of such Account.
10.4    Facility of Payment. If the Committee determines that any Participant or Beneficiary is unable to care for his or her affairs because of illness or injury or because he or she is a minor, any amounts due to such Participant or Beneficiary under this Plan may be paid to any of the following, as the Committee may determine: (i) the spouse or parent of such Participant or Beneficiary; (ii) a legal representative or duly-appointed guardian of such Participant or Beneficiary or (iii) some other person duly designated to receive such payments on behalf of such Participant or Beneficiary.
10.5    Governing Law. To the extent not preempted by federal law, the Plan shall be construed in accordance with, and shall be governed by, the laws of the state of Delaware without regard to any conflict of laws provisions thereunder.
10.6    Gender and Number. Except when otherwise indicated by the context, the masculine gender shall also include the feminine gender and vice versa, and the singular shall also include the plural and vice versa.
10.7    No Right to Continued Employment. Nothing contained in the Plan shall confer upon any Participant any right with respect to the continuation of the Participant’s employment by, or consulting relationship with, the Company or an Affiliate, or interfere in any way with the right of the Company or an Affiliate, subject to the terms of any separate employment agreement or other contract to the contrary, at any time to terminate such services or to increase or decrease the compensation of the Participant.
10.8    Section 409A. The provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under section 409A of the Code. If the Committee determines that any amounts payable hereunder may be taxable to a Participant under section 409A of the Code, the Company may (i) adopt such amendments to the Plan and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and/or (ii) take such other actions as the Committee determines necessary or appropriate to avoid or limit the imposition of an additional tax under section 409A of the Code; provided, that neither the Company nor any of its

Affiliates nor any other person or entity shall have any liability to a Participant or Beneficiary with respect to the tax imposed by section 409A of the Code.
10.9    Provisions Severable. To the extent that any one or more of the provisions of the Plan shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.
10.10    Headings. The article and section headings are for convenience only and shall not be used in interpreting or construing the Plan.
10.11    Inability to Locate Participant or Beneficiary. If, as of the Latest Payment Date, the Committee is unable to make payment of all or a portion of a Participant’s Account to such Participant or his or her Beneficiary because the whereabouts of such person cannot be ascertained (notwithstanding the mailing of notice to any last known address or addresses and the exercise by the Committee of other reasonable diligence), then such Participant’s Account, or portion thereof, as applicable, shall be forfeited. For this purpose, the “Latest Payment Date” shall be the latest date on which a Participant’s Account, or portion thereof, as applicable, may be paid to the Participant or the Beneficiary without the imposition of excise taxes and other penalties under section 409A of the Code.
10.12    Clawback. To the maximum extent permitted under applicable law, a Participant’s Account and any amounts distributed with respect to a Participant’s Account are subject to forfeiture, recovery by the Company or other action pursuant to any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.
ARTICLE XI
CLAIMS PROCEDURE AND LEGAL ACTIONS
11.1    Filing a Claim. A Participant or Beneficiary who believes that he or she is being denied a benefit to which such Participant or Beneficiary is entitled under the Plan may file a written request for such benefit with the Committee, setting forth his or her claim. The request must be addressed to the Committee at the Company’s principal place of business.
11.2    Claim Decision. Upon receipt of a claim, the Committee shall advise the Claimant that a reply shall be forthcoming within 90 days and shall, in fact, deliver such reply within such period. The Committee may, however, extend the reply period for an additional 90 days for special circumstances. If the claim is denied in whole or in part, the Committee shall inform the Claimant in writing, using language calculated to be understood by the Claimant, setting forth: (i) the specified reason or reasons for such denial; (ii) the specific reference to pertinent provisions of this Plan on which such denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or such information is necessary; (iv) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and (v) the time limits for requesting a review under Section 11.3.

11.3    Request For Review. Within 60 days after the receipt by the Claimant of the written decision described above, the Claimant may request in writing a review of the determination of the Committee. Such review shall be completed by the Committee. Such request must be addressed to the Committee, at the Company’s then principal place of business. The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Committee. If the Claimant does not request a review within such 60-day period, the Participant shall be barred and estopped from challenging the Committee’s determination.
11.4    Review of Decision. Within 60 days after the receipt of a request for review by the Committee, after considering all materials presented by the Claimant, the Committee shall inform the Claimant in writing, in a manner calculated to be understood by the Claimant, the decision setting forth the specific reasons for the decision and any specific references to the pertinent provisions of this Plan on which the decision is based. If special circumstances require that the 60 day time period be extended, the Committee shall so notify the Claimant and shall render the decision as soon as possible, but no later than 120 days after receipt of the request for review.
11.5    Legal Actions. Except for actions to which any statute of limitations prescribed by ERISA applies, (a) no legal or equitable action relating to a claim for benefits under section 502 of ERISA with respect to the Plan may be commenced later than one (1) year after the Claimant receives a final decision from the Committee in response to the Claimant’s request for review of an adverse benefit determination and (b) no other legal or equitable action involving the Plan may be commenced later than two (2) years after the date the person bringing the action knew, or had reason to know, of the circumstances giving rise to the action. This Section 11.5 shall not bar the Plan or the Committee from recovering, in accordance with section 409A of the Code or other applicable law, overpayments of benefits or other amounts incorrectly paid to any person under the Plan at any time or bringing any legal or equitable action against any party. Any legal actions involving benefits or payments claimed under this Plan or legal obligations relating to or arising under this Plan may be filed only in Federal court in the Eastern District of Virginia. By participating in this Plan, each Participant shall be deemed to have elected to waive any right to a jury trial.
ARTICLE XII
EFFECTIVE DATE
The Plan is effective as of January 25, 2017.
The Company hereby agrees to the provisions of the Plan and in witness of its agreement, the Company by its duly authorized officer has executed the Plan on the date written below.

BOOZ ALLEN HAMILTON INC.

By:
Title:
Date:

EXHIBIT I
Eligible Employees
As of the effective date of the Plan, the Eligible Employees shall include employees of the Company who are employed in one of the following roles:

•	Vice-President

•	Senior Vice President

•	Executive Vice President

•	President

•	Chief Executive Officer